Exhibit 7

IRREVOCABLE PROXY

Petrogress, Inc

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Pursuant to the terms and agreements set forth in that certain Share Donation Agreement dated September 29, 2017 (the “Agreement”), by and between Christos Traios (“Traios”) and Nikolaos Pirounias, the undersigned shareholder (the “Shareholder”), the Shareholder hereby acknowledges and irrevocably appoints Traios, as the lawful agent and proxy of the undersigned Shareholder (with all powers the undersigned Shareholder would possess if personally present, including full power of substitution), and hereby authorizes Traios to represent and to vote all the shares of Common Stock of Petrogress, Inc. (the “Company”) transferred to and held of record by the undersigned Shareholder pursuant to the Agreement, and Traios shall possess and in his unrestricted discretion shall be entitled to exercise in person or by nominee, agent, attorney-in-fact, or proxy, all rights and powers of Shareholder to vote, assent, or consent with respect to those rights and powers and to take part in and consent to any corporate or shareholders' actions necessary to enforce rights granted to Traios under the Agreement. The undersigned hereby revokes all previous proxies related to the shares subject to this Irrevocable Proxy and confirms all that said proxy and his substitutes may do by virtue hereof.

This Proxy shall continue in full force and effect until one (1) year from the date of its creation.

Shareholder hereby waives any and all right to cancel this Irrevocable Proxy at any time during the time period described herein and that it shall remain in full force and effect. Shareholder furthermore, hereby acknowledges and agrees that the transfer of Common Stock under the Agreement was expressly contingent upon the agreement of Shareholder (and the agreement of any transferee of Company Common Stock held by Shareholder) to grant voting rights to Traios as described in the Agreement and that this Irrevocable Proxy is coupled with an interest.

Shareholder further acknowledges and agrees that, until such time as this Irrevocable Proxy shall expire, Shareholder shall not transfer any shares subject to this Irrevocable Proxy unless the transferee agrees to execute an Irrevocable Proxy on the same terms as this Irrevocable Proxy.

Shareholder further acknowledges and agrees that, any certificate representing any shares subject to this Irrevocable Proxy shall bear notice indicating the existence of this Irrevocable Proxy.

Dated: September 29, 2017	Shares of Common Stock: Five Million (5,000,000)

__________________________,       Shareholder

Nikolaos Pirounias